EXHIBIT 99.2

Thrifty Printing Inc. Changes Name to Anavex Life Sciences Corp

January 25, 2007

British Columbia, Canada – Anavex Life Sciences Corp. (OTCBB:AVXL) (the “Company”) (formerly Thrifty Printing Inc.) is pleased to announce that it has changed its name from Thrifty Printing Inc. to Anavex Life Sciences Corp.

The name change became effective with NASDAQ’s Over-the-Counter Bulletin Board at the opening for trading on January 25, 2007 under the new stock symbol “AVXL”. The shares will commence trading under the new symbol, beginning at the market opening on January 25, 2007.

We have changed our name to reflect the new direction of the Company which is intended to be development of medicinal drugs under a letter of intent announced December 28, 2006. Under the letter of intent, the company is to acquire a portfolio of innovative drug compounds.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation. Forward-looking statements are indicated expectations or intentions. Forward-looking statements in this news release include that Thrifty will acquire a portfolio of drug compounds pursuant to the terms of a letter of intent. . Factors that could cause actual results to be materially different include that we may not close our intended purchase because our due diligence does not show assets as initially thought, we may not be able to agree on final documents, or other conditions may not be fulfilled. Investors are cautioned against placing undue reliance on forward-looking statements.

For further information, please contact:

Harvey Lalach, President

Anavex Life Sciences Corp.

Tel: 250-764-9701

harvey@anavex.com